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                                                               EXHIBIT NO. 10(h)

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT, MADE BETWEEN MICHAEL L. ANTILL, an individual residing at ___________________________________________ (the
"Employee"), and PINNACLE DATA SYSTEMS, INC., an Ohio corporation whose principal place of business is located at 6600 Port Rd., Groveport, Ohio 43125 (the "Employer").

BACKGROUND

         A. Employer is engaged in the business of providing depot repair services for electronic equipment and providing customized engineering application and CPU board designs and manufacturing for integration into existing systems.

         B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants and conditions hereinafter set forth.

         THEREFORE, Employer and Employee agree as follows:

         1. EMPLOYMENT. Employer hereby employs, engages, and hires Employee as Vice President of Engineering, to direct and coordinate the activities of personnel within the Engineering Department of Employer.

         Generally, Employee shall be responsible for the design, manufacture and testing of electronic components, products and systems produced or assembled by Employer; including without limitation, technical project management of all phases of product development. In addition, Employee is expected to manage the Department's staffing needs; hire, train and supervise staff; distribute and review work assigned to personnel within the Department; appraise personnel performance; initiate disciplinary procedures when appropriate; assist in the proper classification and reclassification of Department personnel; recommend salary increases for department personnel when appropriate; and process employee-related paperwork.

         Employee shall also research new concepts and trends within Employer's industry, so as to be able to design and build prototype products; and to enable Employer to design and develop specifications to optimize the functions of a product and improve the value and appearance of existing products of the Employer. As part of his duties, Employee shall schedule all aspects of engineering projects, including ordering parts and supplies, and shall further assume responsibility for timely completion of each project, and the achievement of desired qualitative standards by Engineering Department personnel, including without limitation, adherence to ISO standards and procedures.

         Employee shall confer with Management, Production and Sales departments of Employer to assist in the evaluation of customer demand for new and existing products; and provide expertise related to engineering feasibility and cost-effectiveness; support the Sales Department by providing current data on engineering projects such as product specifications, data sheets and performance characteristics; participate in Company-wide committees and task forces to improve Company processes, procedures and services to customers; confer with customers to provide


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equipment design and systems solutions; assist in ensuring Company level compliance with all Federal, State and local laws, regulations and ordinances; address, in public and private meetings, the administration and operations of the Engineering Department and participate in professional groups, on an approved basis, to enhance the reputation of Employer and the professional capabilities of Employee.

         Employee shall also render such other engineering or other services and duties as may be assigned to him from time to time by Employer, acting by and through its President or Board of Directors. Such duties shall be primarily rendered in Groveport, Ohio, and at such other places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall required. Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer, acting by and through its President and its Board of Directors.

         2. STANDARD OF PERFORMANCE OF EMPLOYEE. Employee shall at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof.

         3. TERM OF EMPLOYMENT. This Agreement shall be effective as of the date hereof, and shall have an initial term expiring on September 1, 2000. The term of this Agreement shall be automatically extended for one (1) year on each September 1 thereafter unless either party shall have given written notice to the other party no later than the preceding August 15 of his or its intention that the term hereof not be extended beyond its current term.

         4. COMPENSATION OF EMPLOYEE. Employer shall pay Employee, and Employee shall accept from Employer, in full payment for Employee's services hereunder,
(a) a base salary of ninety-three thousand dollars ($93,000) per year, plus (b) a bonus of up to two thousand dollars ($2,000) per fiscal quarter of the Employer, commencing with the Fourth Quarter of 1999, provided that Employee achieves certain performance objectives during each fiscal quarter. Such performance objectives shall be established by the Employer prior to the commencement of each fiscal quarter, reduced to writing, and provided to Employee by Employer. This quarterly performance bonus is intended to provide a mechanism for payment to Employee for outstanding achievement. As a consequence, Employee acknowledges that achievement of all performance objectives established by Employer will be difficult to achieve. Employee shall also receive those health, retirement, vacation and other fringe benefits customarily accorded to employees of Employer in effect from time to time. However, commencing January 1, 1999, Employee shall begin to earn paid time-off at the rate of 13.33 hours per month, which equates to 160 hours per year. During calendar year 1999, Employee shall receive two (2) weeks of paid vacation. All payments and benefits shall be subject to withholding for any applicable Federal, State or local taxes, including Social Security. Employee may receive compensation and benefit increases in accordance with any personnel policies of Employer in effect at such time or as may be directed by the Board of Directors. Employer shall reimburse Employee for all necessary business expenses incurred by Employee while acting pursuant to this Agreement, provided such expenses are documented to Employer's reasonable satisfaction.

        In addition, Employee's base salary shall be reviewed by Employer not less often than annually, and may be increased to such level as Employer may determine. Review of Employee's salary may include a review of Employer's performance and financial condition, salaries paid to other employees, and such other factors as Employer deems relevant.

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        5. TERMINATION PROVISIONS. Notwithstanding the provisions of Paragraph 3 above, this Agreement may be terminated by either party as follows:

                 (a) Employer may terminate Employee's employment at any time without prior notice and with pay and benefits only to the date of such termination for cause. Termination for causes shall include, but shall not be limited to, willful failure or refusal by Employee to perform his normal duties, dishonesty, incompetence or other serious acts of misconduct within Employee's control.

                 (b) Employer may remove Employee from his duties at any time for any other reason and terminate this Agreement only upon giving prior written notice to Employee and upon the payment, in lump sum, of an amount equal to (1) one month of base salary if such termination occurs during the first year of this Employment Agreement, or (2) two months base salary if such termination occurs after the first year of this Employment Agreement.

        6. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by both parties hereto.

        7. RELOCATION ASSISTANCE. Employee acknowledges that Employer has provided Employee with relocation assistance as an inducement to accept employment with Employer. Specifically, Employer has agreed to reimburse Employee, up to a maximum of $5,000 for expenses incurred by Employee of a moving vehicle, packing materials and storage, in connection with moving Employee's belongings from the Oberlin, Ohio area to the Greater Columbus, Ohio area. Such expenses are hereinafter referred to as "moving expenses."

        In addition, Employer has offered to reimburse Employee up to a maximum of $6,000, for costs incurred by Employee for temporary housing in the Greater Columbus, Ohio area, for up to six (6) months. Such expenses are hereinafter referred to as "temporary housing expenses."

        Additionally, Employer has offered to reimburse Employee for realtor fees and closing costs in connection with the sale of his existing residence in the Oberlin, Ohio area, up to a maximum of $12,000. Such expenses are hereinafter referred to as "residence sale expenses."

         If Employee receives reimbursement from Employer for moving expenses, temporary housing expenses, or sale of residence expenses (collectively "relocation expenses"), Employee agrees to repay Employer fifty percent (50%) of the relocation expenses paid by Employer if Employee terminates his employment with Employer, for any reason prior to March 1, 2000, and further agrees to repay Employer twenty-five percent (25%) of the relocation expenses paid by Employer to Employee if the Employee terminates his employment with Employer during the period between March 1, 2000 and August 31, 2000.

         Employee agrees that Employer shall, under no circumstances, be liable for damages sustained by Employee to any of the Employee's personal property or real property, in connection with Employee's relocation to Central Ohio, and any such damages are not a reimbursable relocation expense.

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        8. CONFIDENTIAL INFORMATION. Employee shall not during the employment period or thereafter, disclose to any person any confidential information obtained by him from or regarding the Employer, including without limitation, the whole or any portion or phase of any technical information, design, procedure or improvement, or any business plans, financial information, listing of names, addresses or telephone numbers, or any other non-public information prepared by or for the benefit of the Employer. In the event Employee shall leave the employment of the Employer for any reason, Employee agrees that he will not take with him any writings, records, recordings, drawings, samples, specimens, prototypes, models, photographs, customer lists, product information, or other data of any description or any copy or reproduction of any of the foregoing.

        9. NON-COMPETITION. Except as herein provided, if the employment of the Employee by the Employer shall be terminated for any reason, he shall for a period of two (2) years from the date of termination refrain from competing directly or indirectly with the Employer and each of its subsidiaries and affiliates, if any, within a 250 (two hundred and fifty) mile radius of the City of Columbus, Ohio. The foregoing notwithstanding, if the Employer shall wrongfully prevent or refuse to permit Employee to perform the duties assigned to him under this Agreement or shall otherwise be in default in the performance of any of its obligations hereunder, then Employee may terminate his employment and enter into a competing business; provided, however, that Employee shall not compete with the Employer if he is receiving any form of compensation or other payments pursuant to the terms of this Agreement

        10. NOTICES AND PAYMENTS. All payments required or permitted to be made under the provisions for this agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement, which notices or communications must be in writing, shall be deemed to have been given when delivered by hand, or mailed by first-class or certified mail, return receipt requested, addressed to the parties at the address set forth above for the Employer and the residence address last provided to Employer by Employee from time to time as shown in the employment records of the Employer. Either party may, by notice given to the other, designate a different address for making payments or giving notices or other communications.

        11. WAIVER. Failure to insist upon a strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any such failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

        12. BENEFIT. This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns, including but not limited to, any company which may acquire all or substantially all of the Employer's assets and business or into which the Employer may be consolidated or merged or by which the Employer's business may be held or prosecuted. Any sale of all or substantially all of the assets of the Employer shall be conditioned upon the assumption of this Employment Agreement by the Purchaser or a buyout of the same by the Employer at fair market value. The rights of the Employee may not be assigned or otherwise transferred, nor may the obligations of Employee be delegated.

        13. MISCELLANEOUS. This Agreement contains the complete agreement of the parties hereto concerning the employment arrangement between such parties, and shall, as of the


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effective date hereof, supersede all other such agreements between the parties.
This Agreement shall be constructed in accordance with and governed by the laws of the State of Ohio. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

        14. RIGHTS TO INTELLECTUAL PROPERTY. In consideration of employment pursuant to this Agreement, and compensation to be paid hereunder, Employee agrees to disclose to the C.E.O. of Employer any and all improvements and inventions made by Employee, alone or in conjunction with others, during his employment with Employer, which relate in any way directly or indirectly to Employer's business, the goods it manufactures or assembles, or the process by which such goods are manufactured or assembled. Employee agrees to assign to Employer all of his right, title and interest in any improvements and inventions developed by Employee during his employment for $1, and to execute all documents necessary to file and prosecute any patent application in the name of and for the benefit of Employer, its successors or assigns. Employee further agrees to testify in any legal proceedings, and otherwise to do everything possible to aid Employer, or its successors, assigns and nominees to obtain and enforce patent protection for the improvements and inventions in any country.

        15. STOCK OPTIONS. Upon execution of this Agreement, Employee shall receive an Option to Purchase 1,000 shares of common shares of the Employer at an exercise price of $4.625 per share, which shall become exercisable on August 12, 2000 and remain exercisable thereafter until expiration on August 12, 2009. These options are issued pursuant to the Pinnacle Data Systems, Inc. 1995 Employee Stock Option Plan, and are governed in all respects by the terms and provisions of such Plan.

           Employee's options hereunder are also subject to ratification or approval by the Shareholders of Employer at the annual meeting of shareholders in the year 2000. In the event these options are not approved for issuance by shareholder vote, they shall be rendered null and void, and have of no further force and effect.

           Employee shall receive an option certificate evidencing such options within thirty (30) days after execution of this Agreement, and shall sign an acknowledgement evidencing his awareness and acceptance of certain key terms and conditions of such options.

          IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS Agreement as of

     the __22___day of ___September___________,___1999___.

     EMPLOYEE:                                EMPLOYER:
     ---------                                ---------

                                              PINNACLE DATA SYSTEMS, INC


     /s/ Michael L. Antill                    BY: /s/ John D. Bair
     --------------------------------            -------------------------------
     MICHAEL L. ANTILL                            JOHN D. BAIR, CEO